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                             SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of
             The Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant   /x/
Filed by a Party other than the Registrant   / /

Check the appropriate box:
/ /   Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /   Definitive Proxy Statement
/x/   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                      THE ST. PAUL COMPANIES, INC.
________________________________________________________________________
            (Name of Registrant as Specified In Its Charter)
________________________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:
        _________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:
        _________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        _________________________________________________________________
     (4)   Proposed maximum aggregate value of transaction:
        _________________________________________________________________
     (5)   Total fee paid:
        _________________________________________________________________

/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following was distributed to employees of The St. Paul
Companies, Inc. and subsidiaries on April 7, 2003:


To:  All St. Paul Employees
From:  John MacColl, Vice Chairman and General Counsel

As you may know, The St. Paul recently filed its annual proxy statement with the Securities and Exchange
Commission. If you read the proxy, you will see that it includes a shareholder proposal concerning the Senior
Executive Performance Plan, a plan approved by an 82 percent vote at last year's Annual Meeting. This plan enables, but does not require, the Board to award bonuses, based on company performance, to the company's top executives. The shareholder proposal, which has been submitted by a company employee, recommends that the performance plan be terminated.

The Senior Executive Performance Plan closely ties compensation to performance and was put in place to enable
The St. Paul to attract and retain the executive talent the Board knows is necessary for this company to succeed in today's most demanding marketplace. In addition, a performance-based plan must be in place under IRS regulations in order for all compensation payments to be tax deductible, which is a critical benefit to shareholders.

The Board has the sole power to determine the bonus amounts, if any, awarded to the company's senior executives. For 2001, in the wake of the losses related to the September 11 event and the costs the company recognized in the fourth quarter related to our strategic review, The St. Paul's executives voluntarily requested that the Board award no bonuses to executive officers.
Bonuses of approximately $15 million were paid to non-executive employees. For 2002, the company paid $3.8 million in bonuses to proxy officers and nearly $65 million in bonuses to non-executive employees.


A comparison of the company's compensation profile to its competitors is presented below. For 2002, the salary, bonus and restricted stock compensation of The St. Paul proxy officers was significantly less than that paid to the proxy officers of each of our four principal competitors.
The facts speak for themselves:

   - We paid 7% less than CNA
   - We paid 13% less than The Travelers
   - We paid 20% less than Chubb
   - We paid 29% less than The Hartford

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St. Paul senior management, including Jay Fishman, has met
with the company employee who has put forth this shareholder proposal on at least six occasions in an attempt to listen to his concerns and give him the facts that would be helpful in allaying his concerns regarding
The St. Paul. Notwithstanding these efforts, this individual, for whatever reasons, is making information available which continues to mischaracterize Jay Fishman's compensation as approximately $39 million for 2001, the year that he joined The St. Paul. This is simply incorrect, and below are the facts that set the record straight.

   - Jay joined the company in October 2001, and his salary was set by the Board at $1 million annually. Thus, on a pro rata basis, Jay received approximately $200,000 in salary in 2001.

   - In early 2002, Jay asked the Board not to pay his guaranteed bonus of more than $200,000 for 2001. In its place, the Board granted him 12,245 stock options at an exercise price of approximately $44, the stock price on the day the options were granted. Jay, like all senior management, received no performance bonus for 2001.

   - As indicated in the 2001 proxy, Jay received a one-time partial reimbursement for compensation that he forfeited when he left his previous employer to join The
St. Paul. He received 145,000 shares of restricted stock, and $2.5 million in cash. Jay continues to hold all the shares that were awarded.

- Finally, in connection with joining the company, Jay received an initial stock option grant of 1.5 million shares, with an exercise price of approximately $46, the market price when he joined The St. Paul. As of this date, Jay has received no value for these options, and unless the stock trades above this exercise price, he will receive no value in the future.

   - For 2002, Jay's compensation is straightforward and is clearly and fully described in the proxy statement.

Any employee who would like to discuss these executive compensation issues further should contact John Clifford in Human Resources.

We regret that it is necessary to take your time to review this issue. However, we feel that it is critical that all employees have the correct information. The actions we have taken clearly demonstrate that we are a company resolutely focused on the creation of shareholder value.